===========================================================================
                        SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the
          Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or  Section
     240.14a-12

                        ALIANT COMMUNICATIONS INC.
              (Name of Registrant as Specified In Its Charter)

                        ALIANT COMMUNICATIONS INC.
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

===========================================================================

                       Aliant Communications Inc.
                             1440 M Street
                             P.O. Box 81309
                         Lincoln, NE 68501-1309

[ALIANT COMMUNICATIONS LOGO]

March 21, 1997


To Our Stockholders:

The Board of Directors joins me in extending to you a cordial invitation to attend the 1997 Annual Meeting of Stockholders. The meeting will be held at The Cornhusker Hotel in Lincoln, Nebraska, at 10:30 a.m. on Wednesday, April 23, 1997.

In addition to voting on the matters described in this Proxy Statement, we will review the Corporation's 1996 business results and discuss our plans for 1997 and beyond. There will be an opportunity to discuss matters of interest to you as a stockholder.

We hope many Aliant Communications Inc. stockholders will find it convenient to be present at the meeting, and we look forward to greeting those personally able to attend. It is important that your shares be represented and voted whether or not you plan to be present. THEREFORE, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. No postage is necessary if the envelope is mailed in the United States. The prompt return of your proxy will save the expense involved in further communications. Any stockholder attending the meeting may vote in person even if a proxy has been returned.

We hope that you will be able to attend the meeting, and we look forward to seeing you.

Sincerely,

/s/ Thomas C. Woods, III

Thomas C. Woods, III
Chairman of the Board

                         ALIANT COMMUNICATIONS INC.
                              1440 M STREET
                          LINCOLN, NEBRASKA  68508

     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 23, 1997

To the Holders of Common Stock of
     Aliant Communications Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Aliant Communications Inc., a Nebraska corporation (hereinafter the "Corporation"), will be held at The Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, 68508, on Wednesday, April 23, 1997, at 10:30 a.m. Central Time for the following purposes:

     (1) To elect three (3) directors to hold office for a term of three years or until their successors are elected and qualified.

     (2) To transact any other business which may be properly brought before the meeting or any adjournment or postponement thereof.

     The close of business on March 10, 1997, has been fixed as the date of record for the determination of common stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Accordingly, only common stockholders of record at the close of business on that date will be entitled to notice of and to vote at said meeting. A list of the stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting at the offices of the Corporation, which address is set forth above, and will also be available for examination at the Annual meeting until its adjournment.

     It is important that your shares of stock be represented at this Annual Meeting. If you do not expect to be present in person, you are requested by Management to fill in, sign, date and return the proxy in the accompanying envelope. No postage need be affixed if mailed within the United States.

                                   By order of the Board of Directors,
                                   Aliant Communications Inc.

                                   /s/ Michael J. Tavlin

                                   Michael J. Tavlin
                                   Secretary

Lincoln, Nebraska
March 21, 1997

     YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

                        ALIANT COMMUNICATIONS INC.
                              1440 M STREET
                         LINCOLN, NEBRASKA 68508
                             PROXY STATEMENT
                         SOLICITATION OF PROXIES
                                   FOR
                     ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON APRIL 23, 1997

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Management of the Corporation for use at the Annual Meeting of Stockholders to be held on April 23, 1997 for the purposes set forth in the foregoing Notice. This statement and the form of proxy are being first sent to security holders on or about March 21, 1997.

     The accompanying form of proxy, in ballot form, has been prepared at the direction of the Board of Directors and is sent to you at its request. The proxies named therein have been designated by Management.

     Stockholders who execute proxies retain the right to revoke them at any time before they are voted by attending the Annual Meeting and voting in person or by notifying the Secretary of the Corporation at 1440 M Street, Lincoln, Nebraska, 68508, in writing of such revocation prior to the Meeting. A proxy, when properly executed, duly returned and not so revoked, will be voted and, if it contains any specification, will be voted in accordance therewith; provided the proxy is not mutilated or otherwise received in such form or at such time as to render it unvotable. If no choice is specified, the proxy will be voted in accordance with the recommendations of Management, as stated on the proxy form and in this proxy statement.

     The solicitation will be conducted by mail, except that in a limited number of instances proxies may be solicited by officers, directors and regular employees of the Corporation personally, by telephone or by facsimile. The Corporation does not presently anticipate payment of any compensation or fees of any nature to anyone for the solicitation of these proxies, except that the Corporation may pay persons holding shares in their name, or of their nominees, for the expense of sending proxies and proxy material to principals. The entire cost of solicitation will be borne by the Corporation.

                   Outstanding Shares and Voting Rights

     The voting securities of the Corporation consist of 36,445,255 shares of Common Stock (CUSIP 016090 10 2), issued and outstanding as of March 10, 1997, each of which is entitled to one vote. Only holders of Common Stock of record at the close of business on March 10, 1997 are entitled to notice of and to vote with respect to this solicitation.

     The following table sets forth information as of March 10, 1997, regarding the only persons or entities known by the Corporation based on
Schedule 13G filing with the Securities and Exchange Commission, to own more than 5% of the Corporation's Common Stock. Except as otherwise indicated below, the entity owns such Common Stock directly with sole investment and sole voting power.

        Name and Address of         Amount and Nature of     Percent
        Beneficial Owner            Beneficial Ownership     Of Class
        ----------------            --------------------     --------
        Sahara Enterprises, Inc.*        3,176,776             8.7%
        Suite 2000
        Three First National Plaza
        Chicago, Illinois 60602

* Reference should be made to the table and footnotes thereto under "Security Ownership of Management" on pages 5 and 6, especially the information concerning beneficial ownership of shares by Messrs. Woods and Wheatley.

     Information is as of February 28, 1997 (except that the percentage has been calculated based on the number of shares outstanding as of the record date of this meeting) and is from the Schedule 13G filed with the Securities and Exchange Commission on January 31, 1997.

                          ELECTION OF DIRECTORS
                          (ITEM 1 ON PROXY CARD)

     Mr. James E. Geist has chosen to retire from the Board and will not stand for re-election. Pursuant to a policy adopted by the Board of Directors providing that service on the Board of Directors should cease at the end of a term in which a member attains age 70, Mr. Donald H. Pegler, Jr. is retiring from the Board and will not stand for re-election. The members of the Board of Directors and Management of the Corporation appreciate Mr. Geist's 24 years of service and Mr. Pegler's 18 years of service on the Board of Directors.

     Three (3) Directors are to be elected at the Annual Meeting for a term of three years to expire at the Corporation's Annual Meeting in the year 2000 or until their respective successors are elected and qualified.

     The persons named in the accompanying form of proxy will vote the shares represented by all executed proxies which are received for the election of Management's nominees hereinafter named, unless the authority to do so is withheld on the proxy. All nominees are presently serving as Directors of the Corporation, being elected to office by its stockholders.

     The holders of a majority of the Common Stock issued and outstanding, present in person, or represented by proxy, shall constitute a quorum at the Annual Meeting for the transaction of business. Shares represented by proxies on which the authority to vote for a director nominee or nominees is withheld and broker non-votes are counted only for purposes of determining the presence of a quorum for the transaction of business. If a quorum is present, the affirmative vote of a plurality of the votes cast by the shares of Common Stock entitled to vote in the election at the Annual Meeting shall be necessary for the election of a director nominee. Shares of Common Stock represented by proxies or ballots on which authority to vote is withheld and non-votes are not treated as votes for a nominee.

     At the Annual Meeting, votes will be counted by an employee of ChaseMellon Shareholder Services, L. L. C., the Corporation's independent transfer agent and registrar. Such individual will process the votes cast by the stockholders, will make a report of inspection and count of the votes cast by the stockholders and will certify the affirmative votes and votes withheld for the election of each director nominee.

     Under Nebraska law, holders of Common Stock are entitled to cumulative voting rights in the election of directors. Cumulative voting allows a stockholder to vote the number of shares owned by the stockholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of the stockholder's shares, or to distribute said votes among as many directors to be elected as the stockholder sees fit. Unless directed differently on any executed proxy, the persons named in the proxy will vote the shares represented by any proxy equally among those nominees for whom the stockholder has not withheld authority to vote.

     Management has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in such event and if any other unforeseen contingency should arise, it is the intention of the persons named in such accompanying form of proxy to vote for other nominees selected by the Board in accordance with their best judgment.

     The following table sets forth certain information about each director, including each person's business experience for the past five years, and presents certain information for all present executive officers and directors as a group. Information presented is stated as of February 28, 1997.

                   NOMINEES FOR TERM TO EXPIRE IN 2000

WILLIAM W. COOK, JR.; Director since 1981; Age 60; Beatrice, Nebraska. Mr. Cook is Chairman and Chief Executive Officer of Beatrice National Bank & Trust Co., of Beatrice, Nebraska, and has held such position since 1993.
He was President and Chief Executive Officer of such Company from 1971 to
1997.

CHARLES N. WHEATLEY; Director since 1993; Age 46; Chicago, Illinois. Mr. Wheatley is President and Chief Executive Officer of Sahara Enterprises, Inc. (a diversified holding company) and has held such position since July, 1992. He was Vice President and Secretary of Sahara Enterprises, Inc. from 1985 to July 1992. Mr. Wheatley is a Director of Sahara Enterprises, Inc.

THOMAS C. WOODS, III; Director since 1979; Age 51; Lincoln, Nebraska. Mr. Woods is Chairman of the Board of the Corporation and its principal subsidiary, Aliant Communications Co. He was the Corporation's Vice Chairman of the Board-Corporate Relations and Communications from March 1990 to April 1993. Mr. Woods is a director of Sahara Enterprises, Inc.

                        PRESENT TERM EXPIRES IN 1998

CHARLES R. HERMES; Director since 1992; Age 54; Hastings, Nebraska. Mr. Hermes is President of Dutton-Lainson Company (wholesale electrical and plumbing supplies, and a manufacturer of hardware and marine specialties) of Hastings, Nebraska, and has held such position since 1974.

FRANK H. HILSABECK; Director since 1990; Age 52; Lincoln, Nebraska. Mr. Hilsabeck is President and Chief Executive Officer of the Corporation, is President of its principal subsidiary, Aliant Communications Co., and is Chairman of the Board of its other subsidiaries, Aliant Cellular Inc., Aliant Systems Inc., Aliant Midwest Inc., and Prairie Communications, Inc. He was the Corporation's President and Chief Operating Officer from March 1991 to May 1993, and was President-Telephone Operations from March 1990 to March 1991.

PAUL C. SCHORR, III; Director since 1973; Age 60; Lincoln, Nebraska. Mr. Schorr is President and Chief Executive Officer of ComCor Holding
Incorporated (an electrical contractor specializing in construction consulting services) of Lincoln, Nebraska, and has held such position since 1989. Mr. Schorr is Chairman and Chief Executive Officer of Austins Steaks & Saloon, Inc.

JAMES W. STRAND; Director since 1990; Age 50; Lincoln, Nebraska. Mr. Strand is President-Diversified Operations of the Corporation, Executive Vice President-Marketing and Customer Services of its principal subsidiary, Aliant Communications Co. and is President of its subsidiaries, Prairie Communications, Inc., Aliant Midwest Inc., and is Vice Chairman of the Board of Aliant Cellular Inc.

                       PRESENT TERM EXPIRES IN 1999

DUANE W. ACKLIE; Director since 1983; Age 65; Lincoln, Nebraska. Mr. Acklie is Chairman of Crete Carrier Corporation (a motor carrier) of Lincoln, Nebraska, and has held such position since 1991. He was President and Chief Executive Officer of Crete Carrier Corporation from 1971 to 1991. Mr. Acklie is Chairman of the First National Bank of Lincoln, Nebraska.

TERRY L. FAIRFIELD; Director since 1993; Age 48; Lincoln, Nebraska. Mr. Fairfield is President and Chief Executive Officer of the University of Nebraska Foundation, Lincoln, Nebraska. He has held such position since 1987.

JOHN HAESSLER; Director since 1993; Age 60; Lincoln, Nebraska. Mr. Haessler is President and Chief Executive Officer of Woodmen Accident and Life Company of Lincoln, Nebraska, and has held such position since 1986. (See Note 1 below.)

WILLIAM C. SMITH; Director since 1983; Age 63; Lincoln, Nebraska. Mr. Smith retired in 1989 from the position of Chairman and Chief Executive Officer of FirsTier Financial, Inc. of Omaha, Nebraska, a position which he had held since 1988. Mr. Smith is currently self-employed in business and financial consulting.

LYN WALLIN ZIEGENBEIN; Director since 1992; Age 44; Omaha, Nebraska. Mrs. Ziegenbein is Executive Director of the Peter Kiewit Foundation of Omaha, Nebraska, and has held such position since 1983. (See Note 2 below.)

     Note 1. Woodmen Accident and Life Company is the insurer from which the Corporation and its principal subsidiary, Aliant Communications Co., purchase key man life insurance and employee group life insurance. The total net premiums paid for such insurance coverages in 1996 were $1,506,199.00. The Corporation believes that the rates paid for such insurance are comparable to market rates.

     Note 2. The Woods & Aitken law firm, in which Mr. John H. Ziegenbein, the husband of Mrs. Ziegenbein, is of counsel, provided legal services to the Corporation and its subsidiaries, Aliant Communications Co., Aliant Systems Inc., Aliant Cellular Inc., Aliant Midwest Inc., and Prairie Communications, Inc., during 1996 for which it received fees in the amount of $205,599.00.

                BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     During 1996, six meetings of the Board of Directors were held. The Corporation has no standing nominating committee, but does have the following three standing committees:

Executive Committee

The Executive Committee, in accordance with By-Law 17 of the Corporation's By-Laws, and subject to the limitations of the Nebraska Business Corporation Act, possesses and may exercise all powers of the Board of Directors. The Committee did not meet during 1996. Committee members during 1996 were: Frank H. Hilsabeck, Chairman; William W. Cook, Jr.; Paul
C. Schorr, III; and William C. Smith.

Audit Committee

The Audit Committee recommends the independent auditors for the Corporation to the full Board of Directors, reviews the scope of the audit and approves the fees for the auditors. In addition, the Committee reviews the work of the Corporation's Internal Audit Section. The Committee met three times during 1996. Committee members during 1996 were: Charles R. Hermes, Chairman; Terry L. Fairfield; John Haessler; and Charles N. Wheatley.

Executive Compensation Committee

The Executive Compensation Committee reviews and makes recommendations to the full Board of Directors for compensation levels of the Corporation's officers and administers the 1989 Stock and Incentive Plan in which executive officers and other key employees participate. The Committee met four times during 1996. Committee members during 1996 were: Duane W. Acklie, Chairman; Paul C. Schorr, III; Charles N. Wheatley; and Lyn Wallin Ziegenbein.

                     SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is a tabulation indicating as of February 28, 1997, the shares of the Corporation's Common Stock beneficially owned by each director and nominee, each of the named executive officers, and directors and executive officers of the Corporation as a group.

                                              Amount and
                                              Nature of
Name of Beneficial          Principal         Beneficial         Percent of
      Owner                 Position       Ownership (Note 1)       Class
------------------          --------       ------------------       -----
Thomas C. Woods, III    Chairman of the         47,244 Direct       8.9%
                        Board and Director   3,187,058 Indirect*    Note 3

Frank H. Hilsabeck      President & Chief       32,403 Direct       Note 2
                        Executive Officer          379 Indirect*
                        and Director

James W. Strand         President-Diversified	  16,576 Direct       Note 2
                        Operations and           8,067 Indirect*
                        Director

Robert L. Tyler         Senior Vice             21,403 Direct       Note 2
                        President-Chief          4,073 Indirect*
                        Financial Officer

Bryan C. Rickertsen     Vice President-         16,891 Direct       Note 2
                        Technology               1,580 Indirect*

Kevin J. Wiley          Vice President-           None Direct       Note 2
                        Diversified Operations     484 Indirect*

Michael J. Tavlin       Vice President-         16,577 Direct       Note 2
                        Treasurer and Secretary  2,390 Indirect*

Duane W. Acklie         Director               128,172 Direct       Note 2
                                                61,950 Indirect*

William W. Cook, Jr.    Director                 7,233 Direct       Note 2
                                                 1,102 Indirect*

Terry L. Fairfield      Director                  None Direct        Notes
                                                29,456 Indirect*     2 & 4

James E. Geist          Director                23,932 Direct       Note 2
                                                31,769 Indirect*

John Haessler           Director                 7,000 Direct        Notes
                                               252,432 Indirect*     2 & 4

Charles R. Hermes       Director                 2,000 Direct       Note 2
                                                34,692 Indirect*

Donald H. Pegler, Jr.   Director                10,800 Direct       Note 2
                                                40,000 Indirect

                                              Amount and
                                              Nature of
Name of Beneficial          Principal         Beneficial         Percent of
      Owner                 Position       Ownership (Note 1)       Class
------------------          --------       ------------------       -----
Paul C. Schorr, III     Director                 1,867 Direct       Note 2
                                                28,370 Indirect*

William C. Smith        Director                 2,400 Direct       Note 2
                                                  None Indirect

Charles N. Wheatley     Director                  None Direct       8.8%
                                             3,218,520 Indirect*    Note 3

Lyn Wallin Ziegenbein   Director                 4,000 Direct       Note 2
                                                    10 Indirect*

All Directors and
Executive Officers
as a Group (18 persons) TOTAL                4,064,054 **           11.2%


* Includes shares held by individual's spouse, held by the individual in custodianship for minor children, or held by a corporation with which the individual is affiliated, and to the extent listed as owned by the director or named executive officer should not be construed as an admission of beneficial ownership.

**   Total shares and percent of class ownership do not reflect the cumulative effect of beneficial ownership by Messrs. Woods and Wheatley of shares held of record by Sahara Enterprises, Inc. (See Note 3 below.)

     Note 1. Approximate number of shares of Common Stock owned, directly or indirectly, as of February 28, 1997. This information has been furnished by each Director or Officer. Also includes all Short-Term Incentive awards of Restricted Stock of the Corporation under the 1989 Stock and Incentive Plan (the "Plan") and any Long-Term Incentive awards of Stock Options under the Plan which are exercisable within 60 days of the date hereof, in the following amounts: Frank H. Hilsabeck, 17,500;
James W. Strand, 11,900; Robert L. Tyler, 12,300; Bryan C. Rickertsen, 6,400; and Kevin J. Wiley, 0.

     Note 2. Owns less than one percent of the Corporation's outstanding Common Stock.

     Note 3. The shares of the Corporation's Common Stock shown as indirectly owned by Messrs. Woods and Wheatley are held as follows:
3,176,776 shares included in each individual's indirect ownership total were held of record by Sahara Enterprises, Inc., as of February 28, 1997. Messrs. Woods and Wheatley each serve as Directors and Mr. Wheatley serves as President and Chief Executive Officer of Sahara Enterprises, Inc. The balance of Mr. Woods' indirect ownership is held by his spouse or held in trust. The balance of Mr. Wheatley's indirect ownership consists of shares held as trustee of various Woods family trusts.

     Note 4. The shares of the Corporation's Common Stock shown as indirectly owned by Mr. Fairfield include 29,456 shares held by the University of Nebraska Foundation of which Mr. Fairfield is President and Chief Executive Officer. The shares of the Corporation's Common Stock shown as indirectly owned by Mr. Haessler include 252,432 shares held by Woodmen Accident and Life Company, a mutual insurance company, of which Mr. Haessler is President and Chief Executive Officer.

                         EXECUTIVE COMPENSATION

     The Summary Compensation Table appearing below shows the compensation for the past three years for each of the Corporation's five most highly compensated executive officers, including the Corporation's Chief Executive Officer (the "named executive officers").


                        SUMMARY COMPENSATION TABLE
                                               Long Term Compensation
                        Annual Compensation           Awards
                        -------------------    ----------------------
                                                           Number of
                                                           Securities
                                                           Underlying
     Name and                                  Restricted    Stock     All Other
Principal Position      Year  Salary    Bonus     Stock      Options   Compensation
                               ($)     ($)(1)    ($)(2)      (#)(3)     ($)(4)

Frank H. Hilsabeck      1996  300,000   45,001    44,999     17,900       4,500
President & Chief       1995  270,000   61,392    61,368     16,350       4,500
Executive Officer       1994  225,000   52,210	   52,190          0       4,500
and Director

James W. Strand         1996  200,000   19,812    19,788      8,950       4,500
President-Diversified   1995  184,800   27,611    27,589      8,400       4,500
Operations and Director 1994  154,000   22,872    22,848          0       4,500

Robert L. Tyler         1996  150,000   13,208    13,192      5,800       4,500
Senior Vice President-  1995  138,000   18,193    18,167      5,450       4,140
Chief Financial Officer 1994  124,000   16,804    16,796          0       3,720

Bryan C. Rickertsen     1996  125,000   10,200    10,200      4,100       3,750
Vice President-         1995  100,250   11,109    11,091      1,900       3,008
Technology              1994   85,700    8,402     8,398          0       2,571

Kevin J. Wiley (5)      1996  120,000   55,000         0      3,300       3,600
Vice President-         1995   57,577   45,000         0          0       2,725
Diversified Operations  1994      -        -         -          -           -

(1) The 1989 Stock and Incentive Plan (the "Plan") is administered by the Executive Compensation Committee of the Board of Directors (the "Committee") constituted of members of the Board not eligible to participate in the Plan, and permits the award of Short-Term Incentives, Stock Options, Stock Appreciation Rights and Restricted Stock. The bonus amounts shown reflect the cash bonus amounts paid pursuant to the Short-Term Incentive feature of the Plan attributable to the fiscal years of the Corporation shown. The stockholders of the Corporation approved the Plan on April 26, 1989.

(2) Pursuant to the terms of the Plan, a participant may elect to receive up to forty percent (40%) of the amount of any Short-Term Incentive award in Restricted Stock of the Corporation. Each of the listed individuals has elected to receive the maximum amount. The number of such shares awarded was based upon the closing price of the Corporation's Common Stock as of December 30, 1994, December 29, 1995 and December 31, 1996, respectively. In order to promote ownership of the Corporation's Common Stock, the Committee in each year has increased the number of shares awarded by a multiple of 1.5. The dollar value of the Restricted Stock awards are attributable to the Corporation's fiscal year as indicated. The number of shares of Restricted Stock awarded and values thereof for each named executive officer and the aggregate value as of December 31, 1996, are as follows:

                             Number of Restricted Shares
               ------------------------------------------------------------
Name           1994 Award     1995 Award     1996 Award     Aggregate Value
               ----------     ----------     ----------     ---------------
Mr. Hilsabeck    3,070           2,905          2,647         $ 146,574
Mr. Strand       1,344           1,306          1,164            64,838
Mr. Tyler          988             860            776            44,608
Mr. Rickertsen     494             525            600            27,523
Mr. Wiley          -                 0              0                 0
                 -----           -----          -----           -------
     Totals      5,896           5,596          5,187         $ 283,543

     The restrictions against sale, transfer, pledge or assignment of the Restricted Stock will lapse, and the awards have vested or will vest as follows: 1994 Awards - January 31, 1997; 1995 Awards - January 31, 1998; and 1996 awards January 29, 1999. Restrictions will lapse sooner if the participant dies, becomes disabled, retires or there is a change in control of the Corporation during the period of restriction.

     Dividends are paid during the period of restriction on the shares of Restricted Stock to the executive officer holding such shares and their voting rights may be exercised by the executive officer.

(3) The options shown for 1995 were awarded on March 15, 1995, and the options awarded for 1996 were awarded on July 1, 1996. The awards were not attributed to any past performance.

(4) The Corporation maintains a 401(k) Savings and Stock Ownership Plan for the benefit of its non-union-eligible employees, including the named executive officers. Pursuant thereto the Corporation (a) has contributed 1.75% of the employee's base salary in the form of the Corporation's Common Stock for the employee's benefit (to the following maximum base salary amounts: 1994 - $150,000.00; 1995 - $150,000.00; and 1996 - $150,000.00); and (b) has contributed on a matching basis, at the rate of 0.25% for each 1.00% of the employee's salary contributed to the 401(k) account, up to a maximum of 1.25% of such salary contribution. Such match is also made in shares of the Corporation's Common Stock.

(5) Mr. Wiley became an employee of the Corporation effective July 13, 1995.


                    OPTION EXERCISES IN FISCAL 1996
                 AND FISCAL 1996 YEAR-END OPTION VALUES

     The Corporation has in effect the 1989 Stock and Incentive Plan which was approved by its stockholders and pursuant to which options to purchase shares of Common Stock of the Corporation have been granted to officers and other key employees of the Corporation and its subsidiaries in the past. The following table sets forth information concerning the exercise of stock options by each of the named executive officers during the 1996 fiscal year, the number of unexercised options existing at the end of the year 1996 for each of the named executive officers and the 1996 year-end value of unexercised options.

                                            Number of
                                       Securities Underlying   Value of Unexercised
                                       Unexercised Options at  In-The-Money Options
                                             12/31/96 (#)         at 12/31/96 ($)
                                       ----------------------  --------------------
                     Shares
                   Acquired on    Value
                    Exercise     Realized   Exercis-  Unexer-   Exercis-   Unexer-
Name                   (#)          ($)      able     cisable     able     cisable

Frank H. Hilsabeck      0            0      17,500    34,250     84,125    12,650
James W. Strand         0            0      11,900    17,350     55,575     6,438
Robert L. Tyler         0            0      12,300    11,250     59,150     4,175
Bryan C. Rickertsen     0            0       6,400     6,000     31,200     1,975
Kevin J. Wiley          0            0           0     3,300          0       825

                           PENSION PLAN TABLE

     The following table illustrates the annual pension plan benefit provided by the Corporation's Plan for Employees' Pensions, as supplemented by the Executive Benefit Plan for eligible executive employees, upon retirement at age 65, assuming no optional forms of benefit have been elected. The Plan for Employees' Pensions is not integrated with Social Security and is maintained for all employees.

               Estimated Annual Pension at Normal Retirement
              Age for Representative Years of Credited Service

Highest        15 Years  20 Years  25 Years  30 Years  35 Years  40 Years
Consecutive    Service   Service   Service   Service   Service   Service
Five-Year      (34.875   (52.00    (59.375   (67.00    (74.875    (82.00
Average        Percent   Percent   Percent   Percent   Percent   Percent
Compensation   Factor)   Factor)   Factor)   Factor)   Factor)   Factor)

$ 90,000      $ 31,388  $ 46,800  $ 53,438  $ 60,300  $ 67,388  $ 73,800
 120,000        41,850    62,400    71,250    80,400    89,850    98,400
 150,000        52,313    78,000    89,063   100,500   112,313   123,000
 180,000        62,775    93,600   106,875   120,600   134,775   147,600
 210,000        73,238   109,200   124,688   140,700   157,238   172,200
 240,000        83,700   124,800   142,500   160,800   179,700   196,800
 270,000        94,163   140,400   160,313   180,900   202,163   221,400
 300,000       104,625   156,000   178,125   201,000   224,625   246,000
 330,000       115,088   171,600   195,938   221,100   247,088   270,600
 360,000       125,550   187,200   213,750   241,200   269,550   295,200


Highest        45 Years  50 Years
Consecutive    Service   Service
Five-Year      (89.125   (96.25
Average        Percent   Percent
Compensation   Factor)   Factor)
$ 90,000      $ 80,213  $ 86,625
 120,000       106,950   115,500
 150,000       133,688   144,375
 180,000       160,425   173,250
 210,000       187,163   202,125
 240,000       213,900   231,000
 270,000       240,638   259,875
 300,000       267,375   288,750
 330,000       294,113   317,625
 360,000       320,850   346,500

     Compensation covered by the Pension Plan is a participant's salary, as shown in the Summary Compensation Table on page 7 herein (whether or not such compensation has been deferred at participant's election). Benefits are based on a participant's average compensation for five consecutive years, or, in the case of a participant who has been employed for less than five full years, the period of his employment covered by the Pension Plan. Under the Pension Plan, only salary as shown in the Summary Compensation Table up to the limits imposed by the Internal Revenue Code is taken into account. The 1996 compensation limit applicable to the Pension Plan is $150,000.00.

     Included in the information reflected in the above table are the supplemental retirement benefits which the Corporation provides pursuant to an Executive Benefit Plan for the benefit of Messrs. Hilsabeck, Strand, Tyler, Rickertsen, and certain other executive officers. The Executive Benefit Plan also provides pre-retirement death benefits and long-term disability benefits. Pension benefits which exceed the limitations imposed by the Internal Revenue Code are payable under the Executive Benefit Plan. All pension benefits payable under the Executive Benefit Plan will be paid outside the Pension Plan as an operating expense.

     The named executive officers have the following years of service with the Corporation and Aliant Communications Co. as of December 31, 1996:
Frank H. Hilsabeck, 29 years; James W. Strand, 23 years; Robert L. Tyler, 37 years; Kevin J. Wiley, 1 year; and Bryan C. Rickertsen, 11 years.

                       COMPENSATION OF DIRECTORS

     Full-time officers of the Corporation or its subsidiaries do not receive additional compensation for serving as members of the Boards of Directors of the Corporation or its subsidiaries. No additional compensation is paid if a full-time officer serves on any committee of such Boards of Directors.

     Effective April 26, 1995, non-employees serving as members of the Corporation's Board of Directors are paid: (a) an annual retainer of $8,400.00, paid in monthly installments of $700.00; (b) an additional fee of $700.00 for attendance at each meeting of the Board; (c) an additional fee of $1,000.00 for attendance at any meeting of a Board Committee by the Committee Chairman; (d) an additional fee of $700.00 for attendance at any meeting of a Board Committee by other Committee members; and (e) reimbursement of expenses incurred in connection with such meetings. Total fees paid to Directors in 1996 were $165,400.00.

                  EMPLOYMENT CONTRACTS AND TERMINATION OF
               EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Corporation has agreements with Messrs. Hilsabeck, Strand, Tyler, and Rickertsen which provide that the named executive officer is entitled to benefits if, after a change in control (as defined), such executive officer's employment is ended through (I) termination by the Corporation other than by reason of death or disability or for cause (as defined), or
(ii) termination by the executive officer following the first anniversary of the change in control or due to a breach of the agreement by the Corporation or a significant adverse change in his responsibilities. As used in such agreements, (a) "change in control" means (i) if any person is or becomes a thirty percent beneficial owner of the Corporation or (ii) a change in a majority of the members of the Board of Directors of the Corporation over a two consecutive year period; and (b) "cause" means termination of an executive's employment by the Corporation after a change in control based upon willful and intentional conduct causing serious injury to the Corporation, conviction for a felony or willful and unreasonable neglect or refusal to perform the executive's duties. The benefits provided are: (a) a cash termination payment of up to three times the sum of executive officer's annual salary and his highest annual bonus during the three years before the termination and (b) continuation of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the termination. The agreements provide that if any portion of the benefits under the agreements or under any other agreement would constitute an "excess parachute payment" for purposes of the Internal Revenue Code of 1986 (the "Code"), benefits are reduced so that the executive officer is entitled to receive $1.00 less than the maximum amount which he can receive without becoming subject to the 20% excise tax imposed by the Code or which the Corporation may pay without loss of deduction under the Code.

     In accordance with agreements pursuant to the Corporation's Executive Benefit Plan, in the event of a change in control of the Corporation, entitlement to benefits payable to the named executive officers shall become vested, provided that such employees shall comply with specified non-competition and confidentiality requirements of such agreements. The vested amount shall equal 25% of average final compensation irrespective of the employee's net credited service on the date of employee's retirement. If after the change of control the employee's employment is terminated for reasons other than death or retirement, the vested 25% of average final compensation shall be payable on the later of his attaining age 60 or his date of termination.

     EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee of the Board is responsible for all aspects of the Corporation's compensation package offered to its corporate officers, including the named executive officers. The following report was approved by members of the Executive Compensation Committee.

     Compensation Policies. The Corporation's principal executive compensation objective is to compensate executive officers in a manner that will attract and retain the services of an outstanding management team and provide incentives to motivate superior performance by key employees. In light of that objective, the Executive Compensation Committee of the Board of Directors (the "Committee"), which also serves as the executive compensation committee for Aliant Communications Co. (the principal subsidiary of the Corporation), has approved a compensation program for the Corporation's executive officers consistent with the policies described below.

     To attract and retain employees, the Corporation's compensation program provides a base salary and an overall compensation package that are intended to be competitive and are based upon the following factors.
First, the Committee reviews the financial performance of the Corporation as compared to the peer group of telecommunications companies (as shown in the Performance Graph on page 12 which graphically illustrates returns on investments by stockholders over a five-year period, including reinvestment of dividends). Second, the Committee reviews competitive, legislative, regulatory and operational issues which the Corporation has faced during the past fiscal year, or will face during the ensuing fiscal year. In its discussions, the Committee evaluates the proactive and reactive actions of the executive officers concerning these first two factors and subjectively incorporates the evaluation into its compensation decisions. Third, and most important to the Committee's considerations, the Committee considers surveys of executive compensation obtained from available sources. Such surveys take into account both the telecommunications industry and other industries nationwide. The surveys include the five mid-sized telecommunications companies in the Corporation's peer group, as well as a number of other similarly sized companies in telecommunications or related industries. The 1994, 1995 and 1996 surveys indicated that the compensation of the Corporation's Chief Executive Officer was significantly below the mid-point of the survey results after giving consideration to the size of the Corporation compared to the size of the companies in the survey. Certain other officers were also below the mid-point of the survey results. The Committee's actions concerning 1996 salary level adjustments for these officers included steps to more closely align the salary of the Chief Executive Officer and other Corporation officers with the mid-point of the survey results.

     To provide incentives to motivate performance, the Corporation's executive compensation program establishes a direct relationship between compensation and the Corporation's performance and encourages executives to acquire an ownership interest in the Corporation. Pursuant to the provisions of the Plan, eligible executives, who have been chosen in advance by the Committee, receive a portion of their compensation in the form of incentive awards ("Short-Term Incentive awards"). The amounts of such Short-Term Incentive awards are established in accordance with ranges of earnings and return on equity realized by the Corporation as pre-determined by the Committee. The minimum return on equity required to award short-term incentives for 1996 was 15.0%. In 1996, the Corporation's earnings and return on equity yielded an aggregate short-term incentive pool of $231,750.00 or 14.4% of composite salaries for eligible executives. The portion of such incentive pool received by an executive is based on his or her position of responsibility and individual performance.

     Further, to align the interests of executives with stockholder interests and to provide a means for the acquisition of an ownership interest in the Corporation, executives are encouraged to elect to receive up to 40% of the cash portion of the Short-Term Incentive awards in Restricted Stock of the Corporation. If such an election is made, the Committee may increase the stock portion of the award by a multiple not to exceed two times such stock portion. For 1996, the Committee determined
1.5 to be an appropriate multiple to be applied to the stock portion of the award to incent ownership in view of its objective to increase ownership of the Corporation's Common Stock and the two-year period of transfer restrictions applicable to Restricted Stock. Finally, the Committee may grant stock options under the Plan to key executives in amounts that are competitive based upon market considerations, which are exercisable after three years.

     Chief Executive Officer Compensation.  The compensation for Mr. Frank
H. Hilsabeck, President and Chief Executive Officer, reported for 1996 reflects the application of the policies described above.

     Mr. Hilsabeck also received a Short-Term Incentive award for 1996. On December 13, 1995, the Committee adopted performance goals for the Corporation for 1996 for purposes of the Corporation's Short-Term Incentive awards. As a result of the Corporation's earnings and return on equity and his performance in 1996, Mr. Hilsabeck received a Short-Term Incentive award of $75,000 or approximately 32.4% of the aggregate award.

     Consistent with the Corporation's desire to encourage acquisition of an ownership interest in the Corporation, Mr. Hilsabeck elected to receive Restricted Stock pursuant to the Plan to the maximum permitted of 40% of the Short-Term Incentive award. The Committee had previously determined to increase the value of the portion of the award used for the granting of Restricted Stock by a multiple of 1.5, thereby enabling Mr. Hilsabeck to receive Restricted Stock with a value of $45,001.00, as well as a cash award of $44,999.00. As of December 31, 1996, Mr. Hilsabeck held unvested Restricted Stock with an aggregate value of $146,574.00, including the 1996 award.

     Mr. Hilsabeck also participated in other employee benefit plans available to other executive officers during 1996, which the Committee believes are competitive, including the Pension Plan, Executive Benefit Plan, the 401(k) Savings and Stock Ownership Plan and life and health insurance programs.

     Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code (the "Code") eliminates, subject to certain exceptions, the deductibility of executive compensation to the extent that any executive's compensation for any year exceeds $1 million. Exceptions to amounts included in executive compensation for purposes of Section 162(m) involve various types of performance-based compensation. As noted above, it is the Executive Compensation Committee's policy to base a substantial amount of executive compensation on the Corporation's performance. Currently the cash compensation levels for the Corporation's executive officers fall significantly below $1 million. In the event that in the future the annual remuneration of any executive of the Corporation approaches $1 million, the Committee will consider the various alternatives to preserving the deductibility of compensation payments to the extent reasonably practicable and consistent with its compensation objectives.

     Members of the Executive Compensation Committee for 1996 were:

          Duane W. Acklie, Chairman          Charles N. Wheatley
          Paul C. Schorr, III                Lyn Wallin Ziegenbein

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Executive Compensation Committee are identified above. Mrs. Ziegenbein, a member of the Executive Compensation Committee, is the spouse of John H. Ziegenbein, of counsel in the law firm of Woods & Aitken. Woods & Aitken acted as outside counsel for the Corporation for 1996 for which it received fees of $205,599.00.

                            PERFORMANCE GRAPH

     The following graph sets forth a comparison of the cumulative total stockholder return by quarter, commencing December 1991 and ending December 1996, on an investment of $100 in (a) shares of the Corporation's Common Stock; (b) shares of Standard & Poor's telephone company composite; (c) shares of Standard & Poor's 500 company composite; and (d) shares of the Corporation's telephone company peer group identified below. The cumulative total market appreciation includes the cumulative amount of dividends for the five-year period, assuming dividend reinvestment.

          [COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN* GRAPH]

                        Dec-91   Dec-92   Dec-93   Dec-94   Dec-95   Dec-96
Aliant Communications
 Inc.                    $100     $115     $168     $160     $205     $171
S&P 500                  $100     $108     $118     $120     $165     $203
S&P Telephone Index      $100     $110     $127     $121     $183     $185
Custom Composite Index
(5 Stocks)               $100     $121     $141     $145     $179     $193

* Based on reinvestment of $100 beginning December 31, 1991

The 5-Stock Custom Composite Index consists of Alltel Corp., Century Telephone Enterprise, Cincinnati Bell Inc., Frontier Corp., and Southern New England Telecommunications.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Corporation's executive officers, directors and holders of more than ten percent of the Corporation's outstanding shares ("Insiders") file reports (on prescribed forms) of their beneficial ownership of the Corporation's stock and furnish copies of such forms to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 was required to be filed, the Corporation believes that, during its fiscal year commencing January 1, 1996, and ending December 31, 1996, all Forms 3, 4 and 5 required by
Section 16(a) to be filed by Insiders were filed on a timely basis, except that Mr. Acklie reported in a late Form 4 filing the purchase of 700 shares of Corporation stock and Mr. Wheatley reported in a late Form 4 filing the disposition of 4,400 shares of Corporation stock.

         RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors of the Corporation, on the recommendation of the Audit Committee, has reappointed KPMG Peat Marwick L.L.P. as the Company's independent certified public accountants for the calendar year ending December 31, 1997. This accounting firm has audited the financial statements of Aliant Communications Co., formerly known as The Lincoln Telephone and Telegraph Company (LT&T), continuously since calendar year 1946, and has audited the consolidated financial statements of the Corporation and its other subsidiaries since their respective dates of incorporation. Representatives of KPMG Peat Marwick L.L.P. will be present at the Annual Meeting of Stockholders, have the opportunity to make any statements they desire and respond to appropriate questions.

           OTHER BUSINESS AT THE ANNUAL MEETING OF STOCKHOLDERS

     Management is not aware of any business which properly may be presented for action at the meeting other than the matters set forth in the Notice of Annual Meeting. Should any other matter requiring a vote of the stockholders properly arise, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote on such matters in accordance with their best judgment.

                       DATE OF RECEIPT OF PROPOSALS

     All stockholder proposals intended for inclusion in the Corporation's 1998 proxy materials and for presentation at the Corporation's 1998 Annual Meeting set in the Corporation's By-Laws as the fourth Wednesday in April, or April 22, 1998, must be received by the Corporation (Attn: Corporate Secretary) not later than November 17, 1997. In addition, the Corporation's By-Laws establish procedures for stockholder nominations for election of directors and bringing business before the Annual Meeting of the Corporation's stockholders. Among other requirements, to bring business before the 1998 Annual Meeting or to nominate a person for election as a director, a stockholder must give written notice to the Secretary of the Corporation not less than 90 days prior to April 22, 1998, or in the event an earlier date is set by the Board of Directors within ten days after the first public disclosure of the earlier date. The notice must contain certain information concerning the proposed business or the nominee and the stockholder making the proposal. Any stockholder interested in making a nomination or proposal should request a copy of the applicable By-Law provisions from the Secretary of the Corporation.

                                   By order of the Board of Directors,
                                   Aliant Communications Inc.

                                   /s/ Michael J. Tavlin

                                   Michael J. Tavlin
                                   Secretary

Lincoln, Nebraska
March 21, 1997

ALIANT COMMUNICATIONS

PROXY
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Thomas C. Woods, III and Frank H. Hilsabeck proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Aliant
Communications Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April l23, 1997 or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

                      Please mark your votes as indicated in this example [X]

This proxy, when properly executed, will be voted in the manner directed herein by the signed shareholder. If no direction is made, this proxy will be voted for Item 1.

ITEM 1. ELECTION OF DIRECTORS
[ ] FOR all nominees listed below (except as marked to the contrary)
[ ] WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:
William W. Cook, Jr., Charles N. Wheatley and Thomas C. Woods, III.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space to the right.):

-----------------------------------------------------

ITEM 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


Signature:                           Signature:
           -----------------------              ---------------------------
Date:
      ----------------------

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.